Exhibit 99.1

American Public Education Reports Strong Fourth Quarter and Full Year 2020 Results

Enrollment Momentum Continued for a Fifth Consecutive Quarter at APUS; Record Enrollment at Hondros College of Nursing

CHARLES TOWN, W.Va., March 9, 2021 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and on-ground pre-licensure Hondros College of Nursing (HCN) – announced financial results for the fourth quarter and full year ended December 31, 2020 that reflect continued momentum in enrollment growth across both institutions.

Fourth Quarter & Recent Highlights:

  Consolidated revenue increased 15.4% year-over-year to $85.9 million
  Net income increased 25% year-over-year to $7.1 million, or $0.47 per share
  Adjusted EBITDA increased 18% year-over-year to $15.8 million
  Net course registrations by new students at APUS increased 17% and total net course registrations increased 11% year-over-year to 88,400 – the fifth consecutive quarter of year-over-year growth
  New student enrollment at HCN increased 34% and total student enrollment increased 34% year-over-year to 2,139 – the highest in school history
  On March 1, 2021, APEI closed its previously announced underwritten public offering of 3,680,000 shares for net proceeds of approximately $86.4 million

Full Year Highlights:

  Consolidated revenue increased 12.4% year-over-year to $321.8 million
  Net income increased 88% year-over-year to $18.8 million, or $1.25 per diluted share
  Adjusted EBITDA increased 9.1% year-over-year to $50.6 million
  On October 28, 2020, APEI announced plans to acquire regionally accredited Rasmussen University – which would make APEI the #1 educator of pre–licensure ADN (RN) and PN (LPN) nurses
  APUS successfully completed its online campus modernization by converting its courses to a new more robust cloud solution

Angela Selden, APEI's Chief Executive Officer said, "Our successful efforts to bring our value proposition to a wider audience have contributed to five consecutive quarters of net course registration growth at APUS and record enrollment at Hondros."

"By creating affordable pathways to support employment and career advancement, APEI aims to help learners of all backgrounds maximize their HEROI™, Higher Education Return on Investment. We believe this focus, combined with our ongoing enterprise transformation, market leadership and increased scale, will drive sustainable growth and operating leverage, as well as help us maintain an attractive regulatory profile," added Selden.

Financial Results:

Total consolidated revenue for the fourth quarter of 2020 increased by 15.4% to $85.9 million, compared to total revenue of $74.4 million in the fourth quarter of 2019. The increase was driven by a $9.0 million, or 13.5%, increase in APEI Segment revenue and a $2.5 million, or 31.8%, increase in HCN Segment revenue resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes in the fourth quarter of 2020 increased 12.8% to $9.7 million, compared to $8.6 million in the prior year period. APEI Segment income from operations before interest income and income taxes decreased to $8.5 million, compared to $9.2 million in the prior year period. APEI Segment expenses include $1.2 million in professional fees associated with strategic growth opportunities, including the Rasmussen University acquisition. HCN Segment income from operations before interest income and income taxes was $1.2 million during the three months ended December 31, 2020, compared to a loss of $0.6 million in the same period in 2019.

GAAP net income for the three months ended December 31, 2020 was $7.1 million, or $0.47 per diluted share, compared to net income of $5.7 million, or $0.37 per diluted share, in the same period of 2019. Adjusted EBITDA for the three months ended December 31, 2020 was $15.8 million, compared to $13.4 million in the prior year period. The weighted average diluted shares outstanding for the fourth quarter of 2020 and 2019 were approximately 15.1 million and 15.6 million, respectively.

For the twelve months ended December 31, 2020, total consolidated revenue increased by 12.4% to $321.8 million, compared to total revenue of $286.3 million in the prior year period. The increase was driven by a $28.9 million, or 11.2%, increase in APEI Segment revenue and a $6.6 million, or 22.4%, increase in HCN Segment revenue, both resulting from increases in student enrollment.

Consolidated income from operations before interest income and income taxes for the twelve months ended December 31, 2020 was $24.8 million, compared to $12.8 million in the prior year period. This increase was primarily driven by $11.5 million increase in HCN Segment income from operations before interest income and income taxes. APEI Segment income from operations before interest income and income taxes increased $0.5 million, or 2.2%, compared to the prior year.

In 2020, costs and expenses include the following items on a pretax basis: a $10.4 million increase in advertising costs in our APEI and HCN Segments; $5.6 million in information technology costs related to the evaluation and investment in replacements and upgrades to our information technology systems, including replacements of our learning management and customer relationship management systems, and to inform the scope and duration of our larger overall information technology transformation program in our APEI Segment; and $5.0 million in professional fees associated with strategic growth opportunities, including the Rasmussen Acquisition in our APEI Segment. In 2019, costs and expenses include the following on a pretax basis: approximately $2.8 million in pretax employee compensation costs for post-employment benefits payable to the former APUS President upon his retirement; a non-cash impairment of goodwill of $7.3 million in our HCN segment; a $3.5 million increase in advertising costs in our APEI and HCN Segments; and $2.1 million in information technology costs related to the evaluation and investment in replacements and upgrades to our information technology systems.

GAAP net income for the twelve months ended December 31, 2020 was $18.8 million, or $1.25 per diluted share, compared to net income of $10.0 million, or $0.62 per diluted share, in the prior year period. Adjusted EBITDA for the twelve months ended December 31, 2020 was $50.6 million, compared to $46.4 million in the prior year period. The weighted average diluted shares outstanding for the twelve months ended December 31, 2020 and 2019 were approximately 15.0 million and 16.3 million, respectively.

Total cash and cash equivalents as of December 31, 2020 were approximately $227.7 million, compared to $202.7 million as of December 31, 2019. Capital expenditures were approximately $4.9 million for the twelve months ended December 31, 2020, compared to $7.3 million in the prior year period. Depreciation and amortization expense was $13.0 million for the twelve months ended December 31, 2020, compared to $15.6 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended December 31,	2020	2019	% Change
Net Course Registrations by New Students	11,600	9,900	17%
Net Course Registrations	88,400	79,800	11%

For the twelve months ended December 31,
Net Course Registrations by New Students	47,400	40,200	18%
Net Course Registrations	353,100	316,700	11%

As of December 31,
APUS Student Enrollment[2,3]	90,400	81,000	12%

Hondros College of Nursing[4]
For the three months ended December 31,	2020	2019	% Change
New Student Enrollment	710	530	34%
Total Student Enrollment	2,140	1,600	34%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Student Enrollment represents the number of unique active students, including those who are currently on an approved leave of absence, who are currently in class or have completed a course within the past 12 months. Excludes students in doctoral programs.

3APUS Student Enrollment as of December 31, 2020, includes 1,900 students whose last 8-week course started October 7, 2019 ended in early December 2019.  In the fourth quarter of 2020, year-over-year enrollment growth would have been approximately 9% absent this factor.

4HCNStudent Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Rasmussen University Transaction:

On October 28, 2020, APEI announced plans to acquire regionally accredited Rasmussen University, the largest educator of ADN nurses. Post-acquisition, APEI expects to have revenue of approximately $600 million on an annual pro forma basis1 and to become the #1 educator of pre-licensure nurses (ADN/RN and PN/LPN) with over 10,000 nursing students. The pending acquisition is expected to close by the middle of the third quarter 2021, subject to closing conditions that include review by the Department of Education, approval by the Higher Learning Commission and approval of or notices to other regulatory and accrediting bodies.

1 Annual pro forma revenue determined as if the transaction had closed on January 1, 2021.

First Quarter 2021 Outlook:

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

  APEI anticipates first quarter 2021 consolidated revenue to increase approximately 18%, compared to the prior year period.
  Net income is expected to be between $6.4 and $7.3 million or between $0.39 and $0.44 per diluted share.
  Adjusted EBITDA is anticipated to be between $13.8 and $14.7 million.

American Public Education expects the following results from its subsidiaries in the first quarter of 2021:

  At APUS, net course registrations by new students are expected increase by approximately 13% and net course registrations are expected to increase by approximately 9% compared to the prior year period.
  At HCN, new and total student enrollment increased approximately 45% year-over-year for the three months ended March 31, 2021.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because it allows investors to better evaluate APEI's cash generation capabilities.

For the three and twelve months ended December 31, 2019 and 2020, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, goodwill impairment, compensation expense adjustment, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted EBITDA is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP Net Income to Adjusted EBITDA" and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

Webcast:
A live webcast of the APEI's fourth quarter 2020 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI's investor relations website for one year.

About American Public Education
American Public Education, Inc. (Nasdaq: APEI is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. APEI offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 90,000 adult learners worldwide and offer more than 240 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding benefits of the acquisition of Rasmussen University (the "Acquisition"), the timing of the closing of the Acquisition, expected growth, expected registration and enrollments, expected revenues, expected earnings, income and EBITDA, expected financial results for Rasmussen University, expected capital structure, the ability to deliver a return on learners' educational investment, the ability to maintain an attractive risk profile, and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the effects of and APEI's response to the COVID-19 pandemic; risks related to the Acquisition, including the satisfaction of closing conditions related to the Acquisition; APEI's ability to obtain financing to fund the Acquisition; and other events that could impact the Acquisition and its closing; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; APEI's ability to effectively market its institutions' programs; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's ability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI's ability to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI's reliance on Department of Defense tuition assistance, Title IV programs, and other sources of financial aid; APEI's dependence on its technology infrastructure; strong competition in the postsecondary education market and from non-traditional offerings; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:
Richard W. Sunderland, Jr., CPA
Executive Vice President and Chief Financial Officer
304.885.5371

Christopher L. Symanoskie, IRC
Vice President, Investor Relations
703.334.3880

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2020	2019
	(audited)

Revenues	$85,909	$74,381
Costs and expenses:
Instructional costs and services	31,103	28,008
Selling and promotional	19,224	15,021
General and administrative	22,729	18,873
Loss on disposals of long-lived assets	109	32
Impairment of goodwill	—	—
Depreciation and amortization	3,029	3,838
Total costs and expenses	76,194	65,772

Income from operations before
interest income and income taxes	9,715	8,609
Interest income, net	90	701
Income before income taxes	9,805	9,310

Income tax expense	2,729	3,591
Equity investment (loss) income	(5)	—
Net income	$7,071	$5,719

Net income per common share:
Basic	$0.48	$0.37
Diluted	$0.47	$0.37

Weighted average number of
common shares:
Basic	14,863	15,379
Diluted	15,084	15,563

	Three Months Ended
Segment Information:	December 31,
	2020	2019
Revenues:
American Public Education, Inc.	$75,515	$66,513
Hondros College of Nursing	$10,409	$7,895
Intersegment Elimination[1]	$(15)	$(27)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$8,539	$9,164
Hondros College of Nursing	$1,177	$(554)
Intersegment Elimination[1]	$(1)	$(1)

	Twelve Months Ended
	December 31,
	2020	2019
	(audited)

Revenues	$321,785	$286,270
Costs and expenses:
Instructional costs and services	122,161	111,916
Selling and promotional	72,989	60,028
General and administrative	88,043	78,082
Loss on disposals of long-lived assets	851	556
Impairment of Goodwill	—	7,336
Depreciation and amortization	12,984	15,596
Total costs and expenses	297,028	273,514

Income from operations before
interest income and income taxes	24,757	12,756
Interest income, net	1,092	3,908
Income before income taxes	25,849	16,664

Income tax expense	7,020	5,187
Equity investment (loss) income	(7)	(1,464)
Net income	$18,822	$10,013

Net income per common share:
Basic	$1.27	$0.62
Diluted	$1.25	$0.62

Weighted average number of
common shares:
Basic	14,876	16,094
Diluted	15,047	16,255

	Twelve Months Ended
Segment Information:	December 31,
	2020	2019
Revenues:
American Public Education, Inc.	$285,766	$256,899
Hondros College of Nursing	$36,091	$29,479
Intersegment Elimination[1]	$(72)	$(108)
Income (loss) from operations before
interest income and income taxes:
American Public Education, Inc.	$24,034	$23,522
Hondros College of Nursing	$722	$(10,768)
Intersegment Elimination[1]	$1	$2

1.The APEI Segment charges the HCN Segment for the value of courses taken by HCN Segment employees at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP Net Income to Adjusted EBITDA:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in thousands, except per share data)	2020	2019	2020	2019
Net income	$7,071	$5,719	$18,822	$10,013
Income tax expense	2,729	3,591	7,020	5,187
Interest income	(90)	(701)	(1,092)	(3,908)
Equity investment loss (income)	5	—	7	1,464
Depreciation and amortization	3,029	3,838	12,984	15,596
EBITDA	12,744	12,447	37,741	28,352

Stock Compensation	1,810	929	7,075	5,960
Loss on disposals of long-lived assets	109	32	851	556
Goodwill impairment	—	—	—	7,336
Compensation expense adjustment	—	—	—	2,814
M&A- related professional fees	1,153	17	4,956	1,374
Adjusted EBITDA	$15,816	$13,425	$50,623	$46,392

GAAP Outlook Net Income to Outlook Adjusted EBITDA:
The following table sets forth the reconciliation of the Company's outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three a months ended March 31, 2021:

	Three Months Ended March 31, 2021

(in thousands, except per share data)	Low	High
Net income	$6,350	$7,250
Income tax expense	2,600	2,575
Interest income	(40)	(40)
Equity investment loss (income)	—	—
Depreciation and amortization	2,300	2,300
EBITDA	11,210	12,085

Stock compensation	2,250	2,250
Integration expenses	400	400
Adjusted EBITDA	$13,860	$14,735